EX-99(j)
               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated August 22, 2003, incorporated in this Registration Statement by reference, included in the June 30, 2003 Annual Report to the shareholders of the Quaker Investment Trust (comprising, respectively, Aggressive Growth Fund, Core Equity Fund, Small-Cap Growth Fund, Capital Opportunities Fund, Biotech Pharma-Healthcare Fund, Mid-Cap Value Fund, Small-Cap Value Fund, Geewax Terker Core Value Fund, Fixed Income Fund and Intermediate Municipal Bond Fund (formerly, High Yield Fund)), and to the references to our firm under the captions "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


                                              BRIGGS, BUNTING & DOUGHERTY, LLP


Philadelphia, Pennsylvania
February 11, 2004